Exhibit 4.01
Execution Copy
PREFERRED STOCK PURCHASE AGREEMENT
among
ORBIMAGE HOLDINGS INC.
and
THE PURCHASERS
named herein
Dated as of January 10, 2006,
Relating to:
1,000 shares, par value $0.01, of Series A Preferred Stock
of ORBIMAGE Holdings Inc.

Section 7. PROVISIONS RELATING TO RESALES OF SHARES		12

7.1	Private Offerings	12
7.2	Restriction on Transfers of Shares	12
7.3	Implementation of Restrictions	13

Section 8. MISCELLANEOUS		13

8.1	Notices; Effectiveness; Electronic Communication	13
8.2	Benefit of Agreement and Assignments	14
8.3	No Waiver; Remedies Cumulative	14
8.4	Amendments, Waivers and Consents	14
8.5	Counterparts; Integration; Effectiveness	14
8.6	Headings	15
8.7	Survival of Covenants	15
8.8	Governing Law; Jurisdiction Etc	15
8.9	Severability	16
8.10	Survival of Representations and Warranties	16
8.11	Construction	16
8.12	No Personal Obligations	17
8.13	Currency	17
8.14	Further Assurances	17
EXHIBITS:
Exhibit A–Form of Certificate of Designation
Exhibit B–Form of Officers’ Certificate
Exhibit C–Form of Opinion of Latham & Watkins LLP
SCHEDULES:
Schedule 2.2–Information Relating to the Purchasers
Schedule 4.5–Warrants

ii

PREFERRED STOCK PURCHASE AGREEMENT
          PREFERRED STOCK PURCHASE AGREEMENT, dated as of January 10, 2006, among ORBIMAGE Holdings Inc., a corporation incorporated under the laws of the state of Delaware (the “Company”), and the other parties listed on the signature pages hereof (collectively, the “Purchasers”).
RECITALS
          WHEREAS, ORBIMAGE SI Opco Inc., a Delaware corporation, and an indirect wholly owned subsidiary of the Company (the “Borrower”), has entered into that certain Credit Agreement, dated as of the Closing Date (as amended from time to time, the “Credit Agreement”), between the Borrower, the Company, ORBIMAGE SI Holdco Inc., a Delaware corporation that owns all of the capital stock of the Borrower (“Holdings”), the lenders from time to time parties thereto (the “Lenders”), the guarantors from time to time parties thereto, Credit Suisse First Boston, LLC, as Lead Arranger and Bookrunner, Credit Suisse, Cayman Islands Branch, as administrative agent for the Lenders (the “Administrative Agent”), and The Bank of New York, as collateral agent;
          WHEREAS, pursuant to the Credit Agreement, the Lenders have agreed to make term loans to the Borrower in the principal amount of Fifty Million Dollars ($50,000,000) to provide financing for the acquisition by the Borrower of the Acquired Business (as defined in the Credit Agreement) pursuant to the Acquisition Documents (as defined in the Credit Agreement); and
          WHEREAS, it is a condition to the funding of the term loans under the Credit Agreement that the Company issue and sell to each Purchaser the number of shares of Series A Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), set forth opposite such Purchaser’s name on Schedule 2.2 to this Agreement, for a cash purchase price equal to $0.01 per share (the shares of Series A Preferred Stock issued to the Purchasers hereunder being referred to as the “Shares”). The Series A Preferred Stock shall initially have the rights, preferences and other terms set forth in the Certificate of Designation of Series A Preferred Stock (the “Certificate of Designation”) in the form attached as Exhibit A hereto.
          NOW, THEREFORE, the parties hereto agree as follows:
SECTION 1.
DEFINITIONS AND ACCOUNTING TERMS
          1.1 Definitions. As used herein, the following terms shall have the meanings specified herein unless the context otherwise requires:
          “Accredited Investor” means any Person that is an “accredited investor” within the meaning of Rule 501(a) under the Securities Act.
          “Administrative Agent” is defined in the first recital hereto.

          “Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified.
          “Agreement” means this Agreement as it may from time to time be amended, supplemented or modified.
          “Borrower” is defined in the first recital hereto.
          “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed, the state where the Administrative Agent’s Office is located or, if there is no Administrative Agent, in the State of New York.
          “Certificate” is defined in Section 2.3(a).
          “Certificate of Designation” is defined in the third recital hereto.
          “Closing” is defined in Section 2.3(a).
          “Closing Date” is defined in Section 2.3(a).
          “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.
          “Commission” means the United States Securities and Exchange Commission.
          “Common Stock” is defined in Section 4.5.
          “Company” is defined in the preamble to this agreement.
          “Credit Agreement” is defined in the first recital hereto.
          “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.
          “Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other governmental entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central bank).
          “Holders” shall mean each of the holders, from time to time, of any shares of Series A Preferred Stock.
          “Holdings” is defined in the first recital hereto.
          “Indebtedness” shall have the meaning ascribed thereto in the Credit Agreement.

          “Institutional Accredited Investor” is defined in Section 7.1(a).
          “Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, regulations, ordinances, codes and administrative precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directives, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, having the force of Law.
          “Lenders” is defined in the first recital hereto.
          “Lien” shall have the meaning ascribed thereto in the Credit Agreement.
          “Loan Documents” shall have the meaning ascribed thereto in the Credit Agreement.
          “Loans” shall have the meaning ascribed thereto in the Credit Agreement.
          “Material Adverse Effect” means (i) any material adverse effect upon the financial condition, business, operations, assets, liabilities or property of the Company and its Consolidated Subsidiaries (as defined in the Credit Agreement), taken as a whole, after giving pro forma effect to the Transaction (as defined in the Credit Agreement), (ii) a material adverse effect on the ability of the Company to consummate the transactions contemplated hereby to occur on the Closing Date, (iii) a material impairment of the ability of the Company to perform any of its material obligations hereunder that is materially adverse to the interests of the Holders or (iv) a material impairment of the rights and benefits of the Holders hereunder.
          “Organizational Documents” means, (i) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-United States jurisdiction); (ii) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (iii) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
          “Permitted Lien” shall have the meaning ascribed thereto in the Credit Agreement.
          “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
          “Private Offering” means any offering by the Holders of some or all of the Shares in a transaction not required to be registered under the Securities Act.
          “Purchase Price” is defined in Section 2.2(b).

          “Purchasers” is defined in the preamble to this Agreement.
          “Qualified Institutional Buyer” means any Person that is a “qualified institutional buyer” within the meaning of Rule 144A.
          “Regulation U, T or X” means Regulation U, T or X, respectively, of the Board of Governors of the Federal Reserve System as amended, or any successor regulation.
          “Required Holders” means the holders, from time to time, of a majority of the shares of Series A Preferred Stock then issued and outstanding.
          “Rule 144” means Rule 144 under the Securities Act (or any successor provision), as it may be amended from time to time.
          “Rule 144A” means Rule 144A under the Securities Act (or any successor provision), as it may be amended from time to time.
          “Securities Act” means the Securities Act of 1933, as amended.
          “Senior Secured Note Indenture” means that certain Indenture, dated as of June 29, 2005, between the Company and The Bank of New York, as Trustee, governing the Senior Secured Floating Rate Notes due 2012 of the Company (the “Senior Notes”), as in effect on the Closing Date.
          “Series A Preferred Stock” is defined in the third recital hereto.
          “Shares” is defined in the third recital hereto.
          “Subsequent Purchaser” means a purchaser of any Shares who acquired such Shares in a Private Offering in accordance with Section 7.1.
          “Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which (i) if a corporation, more than 50% of the total voting power of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company, association or business entity other than a corporation, more than 50% of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have more than 50% ownership interest in a partnership, limited liability company, association or other business entity if such Person or Persons shall be allocated more than 50% of partnership, association or other business entity gains or losses or shall be or control the managing director, manager or a general partner of such partnership, association or other business entity.
          “Transaction” shall have the meaning ascribed thereto in the Credit Agreement.

          “Trigger Event” shall have the meaning ascribed thereto in the Certificate of Designation.
          1.2 Computation of Time Periods. For purposes of computation of periods of time hereunder, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”
          1.3 Terms Generally. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, and (c) the word “including” shall mean “including without limitation.” Any reference to defined terms contained in the Credit Agreement shall also incorporate the definition of any other defined terms used therein.
          1.4 Accounting Terms. Accounting terms used but not otherwise defined herein shall have the meanings provided, and be construed in accordance with, Generally Accepted Accounting Principles in the United States.
SECTION 2.
AUTHORIZATION AND ISSUANCE OF SHARES
          2.1 Authorization of Issue. On or prior to the Closing Date, the Company will file the Certificate of Designation with the Secretary of State of the State of Delaware, and will authorize the issuance and sale of the Shares.
          2.2 Sale and Purchase of the Shares.
          (a) Subject to the terms and conditions of this Agreement, the Company will issue and sell to each Purchaser, and each Purchaser will purchase from the Company, at the Closing, the Shares, with each Purchaser purchasing the number of Shares set forth opposite such Purchaser’s name on Schedule 2.2 at a purchase price of $0.01 per share.
          (b) The aggregate cash purchase price (the “Purchase Price”) for the Shares shall be equal to the sum of (i) the number of Shares being issued at the Closing multiplied by (ii) $0.01.
          (c) Payment of all transfer taxes, fees and duties incurred in connection with the sale and transfer of the Shares under this Agreement shall be the Company’s responsibility and the Company shall promptly reimburse each Purchaser for any such tax, fee or duty that such Purchaser is required to pay in the first instance.
          2.3 Closing.
          (a) The sale and purchase of the Shares shall occur at the offices of Latham & Watkins LLP, 555 Eleventh Street, N.W., Washington, D.C. at 10:00 a.m. local time, at a closing

(the “Closing”) on January 10, 2006, or on such other Business Day thereafter as may be agreed upon by the Company and the Purchasers (in either case, the date and time of the Closing is referred to herein as the “Closing Date”). At the Closing, (i) the Company will deliver to each Purchaser one stock certificate (each, a “Certificate” and, collectively, the “Certificates”) representing the full number of Shares to be purchased by such Purchaser on the Closing Date, dated such Closing Date and registered in such Purchaser’s name against payment by such Purchaser to the Company or to its order of immediately available funds in the amount of the applicable portion of the Purchase Price by wire transfer of immediately available funds to such bank account or accounts as the Company may request in writing at least one Business Day prior to the Closing Date.
          (b) If at the Closing the Company shall fail to deliver to the Purchasers the Certificates as provided in Section 2.3(a), or any of the conditions specified in Section 3 shall not have been fulfilled or waived, then each Purchaser shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Purchaser may have by reason of such failure or such nonfulfillment; provided, that upon payment for and receipt of such Certificates by the Purchasers, all such conditions shall be deemed satisfied or waived.
SECTION 3.
CONDITIONS TO CLOSING
          Each Purchaser’s obligation to purchase and pay for the Shares to be purchased by it at the Closing is subject to the satisfaction by the Company or waiver by such Purchaser, on or before the Closing Date, of each of the conditions specified below in this Section 3:
          3.1 Representations and Warranties. Each of the representations and warranties of the Company in this Agreement that are qualified as to materiality or Material Adverse Effect shall be true and correct, and each of the representations and warranties of the Company in this Agreement that are not so qualified shall be true and correct in all material respects, in each such case, on or as of the Closing Date as if made on and as of the Closing Date (unless stated to relate to a specific earlier date, in which case such representations and warranties qualified as to materiality or Material Adverse Effect shall be true and correct and those not so qualified shall be true and correct in all material respects as of such earlier date).
          3.2 Performance. The transactions contemplated by the Credit Agreement, the Notes (as defined in the Credit Agreement) and the Guarantee (as defined in the Credit Agreement) shall have occurred or concurrently herewith shall occur. The Company shall have performed and complied in all material respects with all agreements and covenants contained herein required to be performed or complied with by it prior to or at the Closing (or shall concurrently herewith perform or comply).
          3.3 Officers’ Certificate. The Company shall have delivered to the Purchasers an Officer’s Certificate, dated as of the Closing Date, in the form of Exhibit B hereto, certifying, among other things, as to (i) the Company’s certificate of incorporation (as amended by the Certificate of Designation) and bylaws, (ii) the incumbency and signatures of certain officers of the Company, (iii) the corporate proceedings of the Company (including board resolutions or a written consent of the Board of Directors of the Company in a form previously provided to the Purchasers) relating to the authorization, execution and delivery of the Shares and this Agreement and (iv) that the conditions specified in Sections 3.1 and 3.2 have been fulfilled.
          3.4 Proceedings and Documents. The Purchasers (or Cahill Gordon & Reindel llp on their behalf) shall have received counterpart originals or copies of this Agreement. All conditions (other than the issuing of the Shares) to the funding of the Loans to be made by the Lenders under the Credit Agreement to the Borrower at the Closing shall have been satisfied or waived by the Lenders in all respects. The Company shall have duly and properly authorized and filed the Certificate of Designation with the Secretary of State of the State of Delaware, and the Certificate of Designation shall have become effective and be in full force and effect as of the Closing Date.
          3.5 Legal Opinion. The Purchasers shall have received from Latham & Watkins LLP, legal counsel to the Company, an opinion addressed to the Purchasers, dated as of the Closing Date, substantially in the form set forth in Exhibit C hereto (subject to customary assumptions and exclusions).
          3.6 Purchase Permitted by Applicable Law, Etc. On the Closing Date, each Purchaser’s purchase of the Shares shall (a) be permitted by the applicable Laws and regulations of each jurisdiction to which it is subject, and (b) not violate any applicable Law (including, without limitation, Regulation U, T or X of the Board of Governors of the Federal Reserve System).
SECTION 4.
REPRESENTATIONS AND WARRANTIES
          The Company represents and warrants to the Purchasers on and as of the date hereof, that:
          4.1 Existence, Qualification and Power; Compliance with Laws. Each of the Company and its Subsidiaries (i) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (ii) has all requisite corporate power and authority and all requisite governmental licenses, authorizations, consents and approvals to own or lease its assets and carry on its business, (iii) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, and (iv) is in compliance with all Laws; except in each case referred to in clause (ii), (iii) or (iv), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect. The Company has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and under the Certificate of Designation and the Shares.
          4.2 Authorization; No Contravention. The execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary corporate action, and do not and will not (i) contravene the terms of the Organization Documents of the Company; (ii) conflict with or constitute or result in a breach of or a default under or a violation of any of the terms or provisions of any indenture, mortgage, deed of trust, loan agreement, note, lease, license, franchise agreement, permit, certificate, contract or other agreement or instrument to which the Company is a party or to which the Company or its properties or assets is subject; (iii) conflict with or result in any breach or contravention of, or the creation of any Lien under any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which the Company or its property is subject; or (iv) violate any Law, except in the case of clauses (ii), (iii) or (iv) for such violations could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
          4.3 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Company of this Agreement except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
          4.4 Binding Effect. This Agreement has been duly executed and delivered by the Company. This Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and (ii) that rights of acceleration and the availability of equitable remedies may be limited by equitable principles of general applicability (regardless of whether enforcement is sought by proceedings in equity or at law).
          4.5 Capitalization. At the Closing, after giving effect to the consummation of the Transaction, (i) the authorized number of shares of capital stock of the Company will consist only of 25,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”), and 5,000,000 shares of Series A preferred stock, par value $0.01, of which 17,434,889 shares of common stock have been issued and are outstanding and 1,000 shares of Series A preferred stock have been issued and are outstanding and (ii) no shares of any class of the capital stock of the Company will be held by the Company in its treasury or by its Subsidiaries. All of the issued and outstanding shares or interests of the Company (other than the Shares) have been duly authorized and validly issued, fully paid and nonassessable. Except for (a) options to acquire 129,927 shares of common stock issued under the Company’s employee stock option plans, and (b) warrants to acquire 4,102,353 shares of common stock pursuant to the warrants and warrant agreements listed on Schedule 4.5 at the exercise prices set forth on Schedule 4.5 with respect to each such warrants, there are no securities of the Company that will be convertible into or exchangeable for shares of any capital stock of the Company, and no options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which will obligate the Company to issue, transfer or sell any shares of capital stock of, or other interests in, the Company. There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of the Company. There are no voting trusts or other agreements or understandings to which the Company is a party with respect to the holding, voting or disposing of capital stock of the Company. The Company has no outstanding bonds, debentures, notes or other obligations or other securities that entitle the holders thereof to vote with the shareholders of the Company on any matter or, other than the options and warrants set forth above, which are convertible into or exercisable for securities having such a right to vote.

As of the Closing, and after giving effect to the sale of the Shares to the Purchasers, all shares of capital stock of the Company and all options to acquire such shares will have been offered, issued, sold and delivered in compliance with applicable federal and state securities laws. As of the Closing and after giving effect to the Transaction, and except as disclosed in Schedule 4.5, there are (i) no preemptive rights, rights of first refusal, put or call rights or obligations or anti-dilution rights with respect to the issuance, sale or redemption of the Company’s capital stock, (ii) no rights to have the Company’s capital stock registered for sale to the public in connection with the laws of any jurisdiction and (iii) no documents, instruments or agreements relating to the voting of the Company’s securities or restrictions on the transfer of the Company’s capital stock.
          4.6 Valid Issuance of Shares. The Shares, when issued, sold, and delivered in accordance with the terms of this Agreement, will be duly and validly issued, fully paid and nonassessable, and will be free of restrictions on transfer other than restrictions on transfer under this Agreement and under applicable Laws.
          4.7 Private Offering; No Integration or General Solicitation; Rule 144A Eligibility.
          (a) Subject to compliance by the Purchasers with the representations and warranties set forth in Sections 5 and the provisions relating to the resale of Shares set forth in Section 7, it is not necessary in connection with the offer, issue, sale and delivery of the Shares to the Purchasers in the manner contemplated by this Agreement to register the Shares under the Securities Act.
          (b) The Company has not, directly or indirectly, offered, issued, sold or solicited any offer to buy nor will any of them, directly or indirectly, offer, issue, sell or solicit any offer to buy, any security of a type or in a manner which would be integrated with the sale of the Shares and require the Shares to be registered under the Securities Act. None of the Company, its Affiliates or any person acting on any of their behalf has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Rule 502(c) under the Securities Act) in connection with the offering of the Shares.
SECTION 5.
REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF THE PURCHASERS
Each Purchaser, severally and not jointly, represents and warrants to, and agrees with, the Company as of the date hereof as follows:
          5.1 Purchase for Investment.
          (a) Such Purchaser is acquiring the Shares it is purchasing for its own account, for investment and not as a nominee or agent for any other Person and not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act.

          (b) Such Purchaser (i) understands that the Shares have not been registered under the Securities Act and the Shares are being issued by the Company in transactions exempt from the registration requirements of the Securities Act and (ii) agrees that it will not sell all or any part of the Shares and the Shares may not be offered or sold, except pursuant to effective registration statements under the Securities Act or pursuant to applicable exemptions from registration under the Securities Act and in compliance with applicable State laws.
          (c) Such Purchaser further understands that the exemption from registration afforded by Rule 144 (the provisions of which are known to such Purchaser) promulgated under the Securities Act depends on the satisfaction of various conditions, and that, if applicable, Rule 144 may afford the basis for sales only in limited amounts.
          (d) Such Purchaser did not employ any broker or finder in connection with the transactions contemplated in this Agreement and no fees or commissions are payable to or by the Purchasers except as otherwise provided for in this Agreement.
          (e) Such Purchaser is an “Accredited Investor” (as defined in Rule 501(a) under the Securities Act).
          (f) Except as disclosed in writing by each Purchaser, the source of funds to be used by such Purchaser to pay the purchase price of the Shares purchased by such Purchaser hereunder does not include assets of any employee benefit plan (other than a plan exempt from the coverage of ERISA) or plan or any other entity the assets of which consist of “plan assets” as defined in Department of Labor regulation Section 2510.3-101. As used in this Section 5.1(f), the term “employee benefit plan” shall have the meaning assigned to such term in Section 3 of ERISA, and the term “plan” shall have the meaning assigned thereto in Section 4975(e)(1) of the Code.
          5.2 Senior Secured Note Indenture. Notwithstanding anything in this Agreement to the contrary, in the event that any Event of Default (as defined in the Credit Agreement) under Sections 8.01(a) through (e) or (g) through (k) of the Credit Agreement (but not following the occurrence of any other Event of Default) shall have occurred and so long as the Senior Notes are outstanding and are not then due and payable, no Holder shall take any action hereunder that would result in the occurrence of an “Event of Default” (as that term is defined in the Senior Secured Note Indenture) pursuant to any of Sections 6.01(e), (f) (as to ORBIMAGE SI Opco Inc. or any of its Subsidiaries only) or (g) of the Senior Secured Note Indenture.
SECTION 6.
AFFIRMATIVE COVENANTS
          The Company agrees that so long as any shares of Series A Preferred Stock remain outstanding:
          6.1 Reports and Other Information. Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the Commission, the Company shall provide to the Holders, without cost to each Holder, the following information:
          (a) within 90 days after the end of each fiscal year, commencing with the fiscal year ended December 31, 2005, annual financial information that would be required to be contained in a filing with the Commission on Form 10-K (other than the information required by items 307 and 308 of Regulation S-K) if the Company were required to file such a form, including (i) a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and (ii) a report on the annual financial statements by the Company’s certified independent accountants, and
          (b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year commencing with the fiscal quarter ending March 31, 2006, all quarterly information that would be required to be contained in a filing with the Commission on Form 10-Q (other than the information required by items 307 and 308 of Regulation S-K) if the Company were required to file such a form, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;
          and shall make available such information to prospective investors upon request, in addition to providing such information to the Holders, within 15 days after the time the Company would be required to file such information with the Commission if it were subject to Section 13 or 15(d) of the Exchange Act.
          The Company shall also furnish to Holders and prospective investors upon request the information required to be delivered pursuant Rule 144A(d)(4) under the Securities Act.
          Notwithstanding the foregoing, the availability of the foregoing materials on the Commission’s EDGAR service shall be deemed to satisfy the Company’s delivery obligation to the Holders.
          6.2 Preservation of Existence Etc. Except as a result of or in connection with a dissolution, merger or disposition of a Subsidiary of the Company permitted under this Agreement, each of the Company and its Subsidiaries will: (i) preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization; (ii) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and (iii) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.
          6.3 Maintenance of Properties. Each of the Company and its Subsidiaries will maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted except where the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 7.
PROVISIONS RELATING TO RESALES OF SHARES
          7.1 Private Offerings. At any time after the Closing Date, the Shares may be sold, pledged or otherwise transferred in Private Offerings; provided that the following provisions shall apply to any Private Offering and the Holders agree to comply, and to cause any Person acting on their respective behalf to comply, with the following:
          (a) Offers and Sales only to Institutional Accredited Investors, Qualified Institutional Buyers or Non-U.S. Persons. Offers and sales of the Shares will be made only by the Holders or Affiliates thereof who are qualified to do so in the jurisdictions in which such offers or sales are made. Each such offer or sale shall only be made (i) to persons who are Qualified Institutional Buyers, (ii) to a limited number of other institutional accredited investors (as such term is defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D promulgated under the Securities Act) that the offeror or seller reasonably believes to be and, with respect to sales and deliveries, that are Accredited Investors who are not Qualified Institutional Buyers (“Institutional Accredited Investors”) or (iii) non-U.S. persons outside the United States to whom offers and sales of the Shares may be made in reliance upon, and which offers and sales are made in accordance with, the provisions of Regulation S under the Securities Act.
          (b) No General Solicitation. The Shares will be offered by approaching prospective Subsequent Purchasers (“Subsequent Purchasers”) on an individual basis. No general solicitation or general advertising (within the meaning of Rule 502(c) under the Securities Act) will be used in the United States and no directed selling efforts (as defined in Regulation S) will be made outside the United States in connection with the offering of the Shares.
          (c) Purchases by Non-Bank Fiduciaries. In the case of a non-bank Subsequent Purchaser acting as a fiduciary for one or more third parties, in connection with an offer and sale to such purchaser pursuant to this Section 7.1, each such third party shall be an Institutional Accredited Investor or a Qualified Institutional Buyer or a non-U.S. person outside the United States.
          (d) Restrictive Legend. Upon original issuance by the Company, and until such time as the same is no longer required under the applicable requirements of the Securities Act, the Shares (and all securities issued in exchange therefor or in substitution thereof) shall bear the following legend and any legend required under any applicable state securities laws:
“The securities evidenced by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be sold or transferred unless there is an effective registration statement under such Act covering such securities or the securities are sold and transferred in a transaction that is exempt from or not subject to the registration and prospectus delivery requirements of such Act.”
          7.2 Restriction on Transfers of Shares. Notwithstanding anything to the contrary contained herein, so long as any Loans are outstanding under the Credit Agreement,

Shares may only, and are required to, be transferred in connection with any permitted transfer of the Loans then outstanding under the Credit Agreement by the holders thereof such that at all times, all holders of the Loans outstanding from time to time under the Credit Agreement shall also own the Shares in the same proportion as such Holders own the Loans then outstanding under the Credit Agreement.
          7.3 Implementation of Restrictions. Each Purchaser consents to the Company’s making a notation on its records or giving instructions to any transfer agent of the Shares in order to implement the restrictions on transfer of the Shares set forth in this Section 7.
SECTION 8.
MISCELLANEOUS
          8.1 Notices; Effectiveness; Electronic Communication.
          (a) Notices Generally. Except as set forth herein (including in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:
          (i) if to a Purchaser or its nominee, to such Purchaser or its nominee at the address specified for such communications in Schedule 2.2 or at another address notified to the Company in writing in accordance with this Section 8.1, with a copy (which, shall not constitute notice) to Cahill Gordon & Reindel llp, 80 Pine Street, New York, New York 10005, Attention: William M. Hartnett, Esq. and Ann Makich, Esq., Fax: (212) 269-5420 or at such other address as such Purchaser or its nominee shall have specified to the Company in writing; and
          (ii) if to the Company, to it at 21700 Atlantic Boulevard, Dulles, VA 20166, Attn: William Lee Warren, Esq., Fax: 703-480-4659 or at another address notified to the Purchasers in writing in accordance with this Section 8.1, with a copy to Latham & Watkins LLP, 555 Eleventh Street, N.W., Suite 1000, Washington, D.C. 20004-1304, Attn: William P. O’Neill, Esq., Fax: (202) 637-2201.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).
          (b) Electronic Communications. Notices and other communications to the Purchasers hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) in accordance with the second paragraph of this subsection (b), provided that the foregoing shall not apply to notices to any Purchaser if such Purchaser has notified the Company that it is incapable of receiving notices by electronic communication. The Company and any Purchaser may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
          Notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient. Notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing sentence of notification that such notice or communication is available and identifying the website address therefor.
          8.2 Benefit of Agreement and Assignments.
          (a) Except as otherwise expressly provided herein, all covenants, agreements and other provisions contained in this Agreement by or on behalf of any of the parties hereto shall bind, inure to the benefit of and be enforceable by their respective successors and assigns (including, without limitation, any subsequent Holder of Shares).
          (b) Nothing in this Agreement, express or implied, shall give to any Person other than the parties hereto or thereto and their permitted successors and assigns any benefit or any legal or equitable right, remedy or claim under this Agreement.
          (c) Notwithstanding anything to the contrary contained herein, the Purchasers may assign the rights to purchase all or any portion of the Shares allocated to such Purchaser pursuant to Schedule 2.2 to any Affiliate of such Purchaser, and each such Person shall be entitled to the full benefit and be subject to the obligations of this Agreement as if such Person were a Purchaser hereunder.
          8.3 No Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto or any Purchaser in exercising any right, remedy, power or privilege hereunder or under the Shares shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under the Shares preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege hereunder or thereunder. The rights, remedies, powers, and privileges provided herein and in the Shares are cumulative and not exclusive of any rights, remedies powers and privileges provided by Law.
          8.4 Amendments, Waivers and Consents. This Agreement may be amended, and the observance of any term hereof may be waived (either retroactively or prospectively), with the written consent of the Company and the Required Holders and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
          8.5 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.
          8.6 Headings. The headings of the sections and subsections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.
          8.7 Survival of Covenants. All covenants set forth herein shall survive the execution and delivery of this Agreement, and all covenants set forth herein which contemplate performance after the issuance of the Shares pursuant hereto shall survive the issuance of the Shares and shall remain in full force and effect as long as any Shares remain outstanding.
          8.8 Governing Law; Jurisdiction Etc.
          (a) Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING, WITHOUT LIMITATION, SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).
          (b) Submission to Jurisdiction. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT ANY PARTY HERETO MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AGAINST ANY OTHER PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
          (c) Waiver of Venue. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR

RELATING TO THIS AGREEMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
          (d) Service of Process. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 9.1. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
          (e) Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
          8.9 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable, (i) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby and (ii) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
          8.10 Survival of Representations and Warranties. All representations and warranties made hereunder shall survive the execution and delivery hereof. Such representations and warranties have been or will be relied upon by each Purchaser, regardless of any investigation made by such Purchaser or on their behalf, and shall continue in full force and effect as long as any Shares remain outstanding.
          8.11 Construction. Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person, whether or not expressly specified in such provision.

          8.12 No Personal Obligations. Notwithstanding anything to the contrary contained herein or in any Loan Document, it is expressly understood and the Purchasers expressly agree that nothing contained herein or in any other Loan Document or in any other document contemplated hereby or thereby (whether from a covenant, representation, warranty or other provision herein or therein) shall create, or be construed as creating, any personal liability of any stockholder, director, officer, employee, agent, partner or Affiliate of the Company and its Subsidiaries in such Person’s capacity as such or otherwise, with respect to (a) any payment obligation of the Company, (b) any obligation of the Company to perform any covenant, undertaking, indemnification or agreement, either express or implied, contained herein or in any other Loan Document, (c) any other claim or liability to the Purchasers under or arising under this Agreement or any other Loan Document or in any other document contemplated hereby or thereby, or (d) any credit extended or loan made.
          8.13 Currency. All dollar amounts referred to in this Agreement are in lawful money of the United States.
          8.14 Further Assurances . Each of the parties hereto shall, upon reasonable request of any other party hereto, do, make and execute all such documents, act, matters and things as may be reasonably required in order to give effect to the transactions contemplated hereby and the provisions of this Agreement.

          IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

ORBIMAGE HOLDINGS INC.
By:
Name:
Title:

WINGATE CAPITAL LTD.

	By:	Citadel Limited Partnership, Portfolio Manager
	By:	Citadel Investment Group, L.L.C., its General Partner

By:

Name:
Title:

DEEPHAVEN EVENT SUBFUND TRADING LTD.

	By:	Deephaven Capital Management, LLC

By:

Name:
Title:

ORION FUNDING, L.L.C.
By:
Name:
Title:

CONCORDIA DISTRESSED DEBT FUND, L.P. ACTING BY AND THROUGH CONCORDIA ADVISORS, L.L.C.

By:

	Name:	Robert J. Capozzi
	Title:	Portfolio Manager and Co-head of Distressed Debt Trading

v

Exhibit A
Form of Certificate of Designation
See attached Certificate of Designation

Exhibit B
Form of Opinion of Latham & Watkins LLP
See attached form of opinion.

ii

Exhibit C
Form of Officers’ Certificate
See attached Officers’ Certificate.

iii

Schedule 4.5
Warrants
•	Warrants, each dated as of December 31, 2003, to purchase in aggregate 318,947 shares of Common Stock at an exercise price of $28.22 per share.

•	Warrant Agreement, dated as of March 14, 2005, and warrants issued pursuant thereto to purchase in aggregate 3,258,406 shares of Common Stock at an exercise price of $10.00 per share.

•	Warrant Agreement, dated as of January 10, 2006, and warrants issued or being issued on the date hereof pursuant thereto to purchase in aggregate 500,000 shares of Common Stock at an exercise price of $15.00 per share.

ii